Exhibit 99.(a)(1)(D)

FORM OF

ELECTION FORM

For New Jersey: Medarex, Inc. 707 State Road Princeton, New Jersey 08540 Attn: Anthony Marucci	For California: Medarex, Inc. 521 Cottonwood Drive Milpitas, CA 95035 Attn: David Wilson

I have received the Offer to Exchange (the “Offer”), the E-Mail Transmittal Letter and the Summary of Terms, each dated February 7, 2003, sent to the employees of Medarex, Inc. (the “Company”) who are not executive officers at the level of Senior Vice President or higher (“Executive Officers”), and who hold options to purchase common stock of the Company with an exercise price of $10.00 per share or higher, and to Executive Officers who are not directors and who hold options to purchase common stock of the Company with an exercise price of $25.00 per share or higher.

Pursuant to the terms of the Offer, I elect to have one or more Eligible Options (as such term is defined in the Offer to Exchange) held by me, as specified below, cancelled in exchange for a right to receive Replacement Options (as that term is defined in the Offer to Exchange). I hereby agree that, unless I revoke my election on or before 12:00 midnight, Eastern Time, on March 7, 2003 (or a later expiration date if the Company extends the Offer), my election will be irrevocable and, if accepted by the Company, such surrendered Eligible Options will be cancelled in their entirety at 12:00 midnight, Eastern Time, on March 7, 2003 (or a later expiration date if the Company extends the Offer). I understand that, subject to my continuous service through the grant date of the Replacement Option, I will have the right to receive a Replacement Option to be granted on, at the earliest, September 8, 2003, and as described in the Offer to Exchange.

☐    I hereby elect to accept the Offer and cancel, upon the terms and conditions stated in the Offer, the following Eligible Option(s) (Please note that if you do not check this box, you will be deemed to have rejected the Offer):

Option Number	Option Grant Date	Number of Shares to be Exchanged	Option Number	Option Grant Date	Number of Shares to be Exchanged

I agree to deliver to the Company the original stock option grant form(s) for such options. I acknowledge that I will have no right to exercise all or any part of the cancelled option(s) after the date of this election (unless I revoke this election) and that such options will be cancelled as of March 7, 2003 (or a later expiration date if the Company extends the Offer).

I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment or services with the Company (except on an at will basis). I agree that the Company has made no representations or warranties to me regarding the Offer or the future pricing of the Company’s common stock and that my participation in the Offer is at my own discretion. I agree that the Company shall not be liable for any costs, taxes, loss or damage that I may incur through my election to participate in the Offer.

☐    I DO NOT accept the Offer.

_________________________________	Date:________________________________
Optionee Signature

Name:____________________________	Identification Number:________________
(Please print)

Medarex, Inc. hereby agrees and accepts this Election Form, and such acceptance shall be binding on the Company’s successors, assigns and legal representatives:

Medarex, Inc.

_________________________________	Date:_______________________________
By:
Title: